EXHIBIT 11.1
                           NEXLE CORP.
              CALCULATION OF EARNINGS PER SHARE
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                                          SIX MONTHS            PERIOD FROM
                                            ENDED              INCEPTION TO
                                           JUNE 30,             DECEMBER 31,
                                             2001                  2000
BASIC:
Weighted average number of
shares of common stock                    15,493,967            15,000,000

Net income (loss)                     $       (4,503)       $         (954)

BASIC EARNINGS PER SHARE:
Net income                            $         0.00        $         0.00
DILUTED:
Weighted average number of
shares of  common stock                   15,493,967            15,000,000

Net income (loss)                     $       (4,503)       $         (954)

DILUTED EARNINGS PER SHARE:
Net income                            $         0.00        $         0.00

                                                                    WEIGHTED
                              2001                    DAYS IN       AVERAGE
                           SHARES ISSUED   DAYS O/S    PERIOD       SHARES
                              YTD:
Shares issued - 12/31/00      15,000,000     181        181        15,000,000
Shares issued - 4/1/01           100,000      90        181             49724
Shares issued - 5/15/01        1,748,000      46        181           444,243
                           --------------                       -------------
                              16,848,000                           15,493,967